UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2008

Commission File Number: 333-142128

LAUD RESOURCES INC.
(Exact Name of Registrant as Specified in Charter)

NEVADA
(state or other jurisdiction of incorporation or organization)

Suite 507-700 West Pender Street
Vancouver British Columbia Canada V6C 1GB
(Address of principal executive offices)

604-662-3910
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Writtencommunications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ SolicitingmaterialpursuanttoRule14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On May 19, 2008, the Registrant, LAUD Resources Inc., entered into a share exchange agreement and addendum (collectively the “Agreement”) with Uraltransneft Co. Ltd., a Russia corporation, and its selling shareholders, Igor Alexeevich Kuznetsov, Valeriy Volegov, and Yuriy Krylov. Pursuant to the agreement the Registrant has agreed to issue 41,100,000 common shares of its capital stock to the selling shareholders in exchange for all outstanding shares of Uraltransneft. Closing of the agreement may take place on a date to be mutually determined by the parties and is subject to the satisfaction of certain conditions precedent including:

  Acquisition by Uraltransneft of a target corporation whose assets include full oil extraction infrastructure, transport equipment, pipeline, and wells producing 2,000 barrels of oil per day with at least 7,500,000 barrels of oil in reserves.
  Satisfactory completion of due diligence by the Registrant of certain oilfields confirming the presence of not less than 15,000,000 barrels of oil reserves, and assignment by Uraltransneft to the Registrant of an option agreement to purchase a 100% interest in those oilfields.
  Surrender for cancellation by Mr. Jordan Shapiro, Hudson Capital Corp. and Mr. Gary Chayko of a total of 40,088,000 common shares and 20,000,000 options to purchase common shares in the capital stock of the Registrant.
  Resignation of Mr .Shapiro as Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of the Registrant and resignation of Mr. Chayko as President, Chief Executive Officer and director of the Registrant.
  Satisfactory completion by the Registrant and Uraltransneft of customary due diligence.

Following closing, the Registrant has agreed to provide $6,000,000 in financing to Uraltransneft in four instalments payable within 7 days, three months, six months, and 12 months following closing, respectively. Additionally, the Registrant has agreed to make best efforts to secure up to $13,500,000 in financing for the purchases of certain companies that hold oil extraction licenses of equivalent value in relation to oil fields located in Perm Krai, Russia.

If the Registrant fails to provide $6,000,000 in financing to Uraltransneft within 12 months of the closing, either party may terminate the share exchange agreement with notice. Upon such termination, all transactions and cancellations of shares and options pursuant to the agreement will be reversed and Uraltransneft will be returned to its original shareholders. In the event of termination, Uraltransneft will not have any obligation to return any financing its receives pursuant to the agreement.

Closing of the agreement will result in Uraltransneft becoming a wholly owned subsidiary of the Registrant. Additionally, the three selling shareholders of Uraltransneft will each hold approximately 13,700,000 common shares (the equivalent of 16.8%) of the Registrant’s issued and outstanding common stock.

Uraltransfneft Co. Ltd. is based in Perm, Russia, where it holds a crude oil and gas production license, and is engaged in the businesses of oil exploration, extraction, processing, distribution, transportation and related services. There is no material relationship between the Registrant and Uraltransneft or the selling shareholders other than the material agreement entered into.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits. The following exhibits are included as part of this report:

10.1	Share Exchange Agreement among LAUD Resources Inc., Uraltransneft Co., Ltd., and the Selling Shareholders of Uraltransneft Co., Ltd. dated May 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2008	LAUD Resources Inc.
(Registrant)

By: /s/Gary Chayko
Gary Chayko
Director, President, and Chief Executive Officer